Exhibit 99.1

Press Release
2200 West Parkway Boulevard Salt Lake City, Utah 84119-2331 www.franklincovey.com

FRANKLIN COVEY ANNOUNCES STRONG FISCAL 2013 FIRST QUARTER RESULTS

Sales and Adjusted EBITDA Each Increase 11% Over the Prior Year
Operating Income Increases 43%
Diluted EPS Growth of 67%

Salt Lake City, Utah – Franklin Covey Co. (NYSE: FC), a global performance improvement company that creates and distributes world-class content, training, processes, and tools that organizations and individuals use to transform their results, today announced financial results for its fiscal first quarter ended December 1, 2012.

Net sales for the quarter ended December 1, 2012 increased 11% to $44.1 million, all of which was organic growth, compared with $39.5 million in the first quarter of the prior year.  Adjusted EBITDA for the quarter increased $0.7 million to $7.1 million, an 11% increase compared with $6.4 million in fiscal 2012.  The Company’s Adjusted EBITDA margin (Adjusted EBITDA as a percent of sales) remained strong, and was consistent with the prior fiscal year’s first quarter at 16.1% of sales.  Income from operations increased by $1.6 million to $5.3 million, a 43% increase compared with $3.7 million in the first quarter of fiscal 2012.  Net income improved by $1.2 million to $2.9 million, or $0.15 per diluted share, a 74% increase compared with $1.7 million, or $.09 per diluted share, in the first quarter of fiscal 2012.

For the four-quarter period ended December 1, 2012, net sales increased $14.1 million, or 9%, to $175.0 million, compared with $160.9 million in the four-quarter period ended November 26, 2011.  Adjusted EBITDA for the four-quarter period ended December 1, 2012 increased to $27.8 million, a 27% increase compared with $21.8 million in the four-quarter period ended November 26, 2011.  Income from operations increased $7.8 million to $19.2 million, a 69% increase compared with $11.4 million in the four-quarter period ended November 26, 2011.  Net income improved to $9.1 million, a 60% increase compared with $5.7 million during the four-quarter period ended November 26, 2011.

Bob Whitman, Chairman and Chief Executive Officer, commented, “We are very pleased to have achieved another quarter of significant growth in revenue, Adjusted EBITDA, operating income, and earnings per share.  This performance reflects the transformational impact that Franklin Covey’s world-leading intellectual property and content is having on our client organizations.  The strength of our momentum and the size of our booking pipeline over the past several years strongly underscore our expectation of continued growth in revenue, profitability, and cash flows from operations in fiscal 2013 and beyond.”

Fiscal 2013 First Quarter Financial Results

The Company’s consolidated sales increased to $44.1 million compared with $39.5 million in the first quarter of fiscal 2012.  Sales increased at all of the Company’s major channels, including its U.S./Canada direct offices, the government services office, international direct offices, international licensee channel, national account practices, and from increased leasing revenues.  Revenue in the Company’s U.S./Canada direct offices (including the government services office) increased 18% compared with the first quarter of fiscal 2012.  Sales growth was generally broad-based across the Company’s key Practice areas and the Company benefitted from strong facilitator sales during the quarter.  Sales in the Company’s international direct offices increased 11% primarily due to sales growth in Japan and Australia as a result of improved publishing and training sales.  Many of the Company’s international licensee partners also recognized stronger sales during the quarter, resulting in a 10% overall increase in royalty revenues.  The Company’s national account practices reported a 13% increase in revenues, led by increased education practice sales.  Other revenues, which consist primarily of leasing and shipping and handling revenues, increased by 51%, primarily as a result of new leasing contracts at the Company’s corporate headquarters facility.

Gross profit increased to $29.6 million, an increase of 11% compared with $26.5 million in the prior year’s first quarter.  Essentially all of this increase was due to sales growth as the Company’s gross margin remained strong and was consistent with the prior year at 67.1% of sales.

Selling, general and administrative expenses (SG&A) increased $1.6 million compared with the first quarter of fiscal 2012, reflecting increases in investments in hiring new sales-related personnel and marketing.  However, as a percent of sales, SG&A expenses decreased to 52.1 percent of sales in the first quarter of fiscal 2013 compared with 54.1 percent of sales in the prior year.  The increase in SG&A expenses was primarily due to a $2.3 million increase in associate costs, primarily related to the addition of new personnel and increased commissions on higher sales, and a $0.3 million increase in advertising and promotional costs related to new strategic initiatives that we believe had a favorable impact on the current quarter’s sales.  These increases were partially offset by a $0.7 million decrease in non-cash share-based compensation and decreases in various other expense categories.  Depreciation expense declined compared with the prior year primarily due to the full depreciation of certain assets, which contributed to improved income from operations during the first quarter of fiscal 2013.

Income from operations increased $1.6 million to $5.3 million, a 43% increase compared with $3.7 million in the first quarter of fiscal 2012.  Net income improved by $1.2 million, or 74%, to $2.9 million, or $0.15 per diluted share, compared with $1.7 million, or $.09 per diluted share in fiscal 2012.

The Company’s balance sheet and liquidity position remained strong through the first quarter as the Company had $7.3 million in cash and cash equivalents at December 1, 2012 compared with $11.0 million at August 31, 2012.  Net working capital increased to $30.1 million at December 1, 2012 compared with $27.5 million on August 31, 2012.  The Company had no borrowings on its line of credit facility at December 1, 2012.

Fiscal 2013 First Quarter Financial Highlights
•	Sales increased 11% to $44.1 million, compared with $39.5 million in the prior year.
•
Sales grew at all of the Company’s major channels, including all of its U.S./Canada direct offices, all of its international direct offices, from its licensee partners, and through the national account practices channel.

•	Gross profit increased 11% to $29.6 million, as the Company’s gross margin percentage remained strong at 67.1% of sales.
•	Adjusted EBITDA increased 11% to $7.1 million compared with $6.4 million in the prior year.
•	Net income increased 74% to $2.9 million compared with $1.7 million in the first quarter of fiscal 2012.
•	EPS growth of 67%, to $0.15 per diluted share, from $0.09 per diluted share in the first quarter of fiscal 2012.

Fiscal 2013 Outlook

The Company reaffirms its previous guidance that Adjusted EBITDA for fiscal 2013 is expected to range from $30 million to $32 million.

Earnings Conference Call

On Thursday, January 3, 2013, at 5:00 p.m. Eastern time (3:00 p.m. Mountain time) Franklin Covey will host a conference call to review its financial results for the fiscal quarter ended December 1, 2012.  Interested persons may participate by dialing 800-264-7882 (International participants may dial 847-413-3708), access code: 33961606.  Alternatively, a webcast will be accessible at the following Web site: http://edge.media-server.com/m/p/3dhuu593/lan/en.  A replay will be available from January 3 (7:30 pm ET) through January 10, 2013 by dialing 888-843-7419 (International participants may dial 630-652-3042), access code: 33961606#.  The webcast will remain accessible through January 10, 2013 on the Investor Relations area of the Company’s Web site at:  http://investor.franklincovey.com/phoenix.zhtml?c=102601&p=irol-IRHome.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including those statements related to the Company’s future results and profitability; expected Adjusted EBITDA in fiscal 2013; anticipated future sales; and goals relating to the growth of the Company.  Forward-looking statements are based upon management’s current expectations and are subject to various risks and uncertainties including, but not limited to: general economic conditions; the expected number of booked days to be delivered; market acceptance of new products or services and marketing strategies; the ability to achieve sustainable growth in future periods; and other factors identified and discussed in the Company’s most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission.  Many of these conditions are beyond the Company’s control or influence, any one of which may cause future results to differ materially from the Company’s current expectations, and there can be no assurance that the Company’s actual future performance will meet management’s expectations.  These forward-looking statements are based on management’s current expectations and the Company undertakes no obligation to update or revise these forward-looking statements to reflect events or circumstances subsequent to this press release.

Non-GAAP Financial Information

Refer to the attached table for the reconciliation of a non-GAAP financial measure, “Adjusted EBITDA,” to consolidated net income, the most comparable GAAP financial measure.  The Company defines Adjusted EBITDA as net income or loss from operations excluding the impact of interest expense, income tax expense, amortization, depreciation, share-based compensation expense, and other non-recurring items.  The Company references this non-GAAP financial measure in its decision making because it provides supplemental information that facilitates consistent internal comparisons to the historical operating performance of prior periods and the Company believes it provides investors with greater transparency to evaluate operational activities and financial results.  We do not provide forward-looking GAAP measures or a reconciliation of the forward-looking Adjusted EBITDA to GAAP measures because of our inability to project certain of the costs included in the calculation of Adjusted EBITDA.

About Franklin Covey Co.

Franklin Covey Co. (NYSE:FC) (www.franklincovey.com), is a global provider of training and consulting services in the areas of leadership, productivity, strategy execution, customer loyalty, trust, sales performance, government, education and individual effectiveness.  Over its history, Franklin Covey has worked with 90 percent of the Fortune 100, more than 75 percent of the Fortune 500, and thousands of small and mid-sized businesses, as well as numerous government entities and educational institutions.  Franklin Covey has more than 40 direct and licensee offices providing professional services in over 140 countries.

Investor Contact: Franklin Covey Steve Young 801-817-1776 investor.relations@franklincovey.com	Media Contact: Franklin Covey Debra Lund 801-817-6440 Debra.Lund@franklincovey.com

FRANKLIN COVEY CO.
CONDENSED CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share amounts, and unaudited)

	Quarter Ended
	December 1,	November 26,
	2012	2011

Net sales	$44,061	$39,540

Cost of sales	14,502	12,998
Gross profit	29,559	26,542

Selling, general, and administrative	22,943	21,373
Depreciation	702	834
Amortization	622	631
Income from operations	5,292	3,704

Interest expense, net	(452)	(630)
Discount on related party receivable	(147)	-
Income before income taxes	4,693	3,074

Income tax provision	(1,796)	(1,412)
Net income	$2,897	$1,662

Net income per common share:
Basic	$0.16	$0.09
Diluted	0.15	0.09

Weighted average common shares:
Basic	18,161	17,733
Diluted	19,275	17,998

Other data:
Adjusted EBITDA(1)	$7,089	$6,360

(1) The term Adjusted EBITDA (earnings before interest, income taxes, depreciation, amortization, share-based compensation, and certain other items) is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results.
For a reconciliation of this non-GAAP measure to the most comparable GAAP equivalent, refer to the Reconciliation of Net Income to Adjusted EBITDA as shown below.

FRANKLIN COVEY CO.
Reconciliation of Net Income to Adjusted EBITDA
(in thousands and unaudited)

	Quarter Ended		Four-Quarter Period Ended
	December 1,	November 26,	December 1,	November 26,
	2012	2011	2012	2011
Reconciliation of net income to Adjusted EBITDA:
Net Income	$2,897	$1,662	$9,075	$5,675
Adjustments:
Interest expense, net	452	630	2,285	2,589
Discount on related party receivable	147	-	1,516	-
Income tax provision	1,796	1,412	6,292	3,104
Amortization	622	631	2,490	3,242
Depreciation	702	834	3,010	3,491
Share-based compensation	473	1,191	3,117	3,598
Severance costs	-	-	-	150

Adjusted EBITDA	$7,089	$6,360	$27,785	$21,849

Adjusted EBITDA margin	16.1%	16.1%

FRANKLIN COVEY CO.
Additional Sales Information
(in thousands and unaudited)

	Quarter Ended
	December 1,	November 26,
	2012	2011
Sales Detail by Category:
Training and consulting services	$41,063	$36,382
Products	1,943	2,463
Leasing	1,055	695

Total	$44,061	$39,540

Sales Detail by Region/Type:
U.S./Canada direct	$21,759	$18,398
International direct	8,431	7,573
Licensees	4,330	3,921
National account practices	6,172	5,479
Self-funded marketing	1,493	2,926
Other	1,876	1,243

Total	$44,061	$39,540

FRANKLIN COVEY CO.
Condensed Consolidated Balance Sheets
(in thousands and unaudited)

	December 1,	August 31,
	2012	2012
Assets
Current assets:
Cash	$7,278	$11,011
Accounts receivable, less allowance for
doubtful accounts of $667 and $851	35,465	38,087
Receivable from related party	3,852	3,588
Inventories	3,688	4,161
Deferred income taxes	3,601	3,634
Other current assets	4,166	3,714
Total current assets	58,050	64,195

Property and equipment, net	18,275	18,496
Intangible assets, net	58,582	59,205
Goodwill	9,172	9,172
Long-term receivable from related party	3,724	3,478
Other assets	9,592	9,534
	$157,395	$164,080

Liabilities and Shareholders' Equity
Current liabilities:
Current portion of financing obligation	$1,027	$992
Current portion of bank note payable	2,083	2,500
Accounts payable	6,518	7,758
Income taxes payable	597	869
Accrued liabilities	17,705	24,530
Total current liabilities	27,930	36,649

Financing obligation, less current portion	28,241	28,515
Bank note payable, less current portion	-	208
Other liabilities	1,652	1,152
Deferred income tax liabilities	6,944	7,001
Total liabilities	64,767	73,525

Shareholders' equity:
Common stock	1,353	1,353
Additional paid-in capital	176,642	182,534
Common stock warrants	4,035	5,260
Retained earnings	29,007	26,110
Accumulated other comprehensive income	3,152	3,410
Treasury stock at cost, 8,906 and 9,365 shares	(121,561)	(128,112)
Total shareholders' equity	92,628	90,555
	$157,395	$164,080